                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO.        )
                                              -------

                                  Tech Squared Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)

                              Common Stock, no par value
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                     878302-10-8
--------------------------------------------------------------------------------
                                    (CUSIP Number)

                                  December 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)


                         (Cover page continued on next page)
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   CUSIP NO. 878302-10-8               13G                    PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
  1   NAME  OF  REPORTING  PERSON/I.R.S.  IDENTIFICATION  NOS. OF
      ABOVE PERSON (Entities Only)

      Charles E. Reese, Jr.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE Instructions)                                          (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.
--------------------------------------------------------------------------------
                   5  SOLE VOTING POWER

                      675,000
                 ---------------------------------------------------------------
    NUMBER OF      6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY  ---------------------------------------------------------------
     OWNED BY      7  SOLE DISPOSITIVE POWER
       EACH
     REPORTING        675,000
      PERSON     ---------------------------------------------------------------
       WITH        8  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      675,000
--------------------------------------------------------------------------------
  10  CHECK  BOX  IF  THE  AGGREGATE  AMOUNT  IN ROW (9) EXCLUDES CERTAIN   / /
      SHARES (SEE Instructions)

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE Instructions)

      IN
--------------------------------------------------------------------------------

                                  Page 2 of 5 pages

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ITEM 1(a).  NAME OF ISSUER:

Tech Squared Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

5198 West 76th Street, Edina, Minnesota  55439

ITEM 2(a).  NAME OF PERSON FILING:

Charles E. Reese, Jr.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

5198 West 76th Street, Edina, Minnesota  55439

ITEM 2(c).  CITIZENSHIP:

United States of America

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

Common Stock, no par value

ITEM 2(e).  CUSIP NUMBER:

878302-10-8


                                  Page 3 of 5 pages
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b),
CHECK WHETHER THE PERSON FILING IS A:

/ /  (a)  Broker or dealer registered under Section 15 of the Exchange Act;

/ /  (b)  Bank as defined in Section 3(a)(6) of the Exchange Act;

/ /  (c)  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

/ /  (d)  Investment company registered under Section 8 of the Investment
          Company Act;

/ /  (e)  Investment adviser in accordance with Rule 13d-(b)(1)(ii)(E);

/ / (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(g);

/ / (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

/ /  (h)  A savings association as defined in Section 3(b) of the Federal
          Deposit Insurance Act;

/ / (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

/ /  (j)  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box /X/

ITEM 4.  OWNERSHIP.

     The following information is provided as of

(a)  Amount Beneficially Owned:                                   675,000 shares

(b)  Percent of Class:                                                      5.8%

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote:                     675,000

     (ii)  Shared power to vote or to direct the vote:

     (iii) Sole power to dispose or to direct the disposition of:        675,000

     (iv)  Shared power to dispose or to direct the disposition of:


                                  Page 4 of 5 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.  CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 1999
                                        ----------------------------------------
                                                       (Date)

                                        /s/ Charles E. Reese, Jr.
                                        ----------------------------------------
                                                     (Signature)

                                        Charles E. Reese, Jr./President
                                        ----------------------------------------
                                                   (Name and Title)


                                  Page 5 of 5 pages